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                                                                 Exhibit (g)(3)

                       AMENDMENT TO CUSTODIAN AGREEMENT

     This AMENDMENT TO CUSTODIAN AGREEMENT, is effective as of January 1, 2006, by and among BARCLAYS GLOBAL INVESTOR FUNDS, a statutory trust established under the laws of the state of Delaware (the "Trust"), and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the "Bank").

     WHEREAS, the Trust and Bank entered into a Custody Agreement dated
October 21, 1996, as amended from time to time (the "Custodian Agreement"); and

     WHEREAS, the Parties desire to amend the Custodian Agreement as set forth below.

     NOW, THEREFORE, in consideration of the premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

    1. Amendments.

(a) Definitions. The following definitions shall be added to Section 2 of the Agreement in appropriate alphabetical order:

   "Key Performance Indicators" or "KPIs" mean the targets for specific key Service Levels specified in Appendix A hereto;

   "Service Levels" means the service levels set out in the Service Level Agreements between the Trust, Barclays Global Investors, N.A. and the Bank;

(b) Section 14 of the Agreement is hereby deleted in its entirety and replaced with the following:

"14. Term, Termination and Transition Assistance.

     14.1 Term and Termination.

     (a) Term. The initial term of this Agreement shall be October 21, 1996, through December 31, 2005 (the "Initial Term"). The first renewal term of this Agreement shall be January 1, 2006 through April 30, 2013 (the "First Renewal Term"). Upon expiration of any Renewal Term (as defined below), the Parties, upon mutual agreement no later than one hundred eighty (180) days prior to the expiration of the First Renewal Term or of any Renewal Term, as the case may be, may renew this Agreement for successive terms (each, including the First Renewal Term, a "Renewal Term").

     (b) Termination. The Trust may terminate this Agreement in whole or in part (for example, as to any Fund) prior to the expiration of any Renewal Term upon sixty (60) days' prior written notice in the form of Proper Instructions specifying the date upon which termination is to occur ("Termination Notice") in the event that a conservator or receiver is appointed for the Bank in accordance with 12 USC
          (S)1821(c) or similar and successor provisions.

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     (c)  Further Termination. The Trust may terminate this Agreement in whole or in part (for example, as to any Fund) prior to the expiration of any Renewal Term in the event:

           (i)   that Bank fails to meet the criteria defined in each of six
                 (6) separate Key Performance Indicators, each for four consecutive months, in any rolling twelve month period. For avoidance of doubt, this right shall only apply if the failure by the Bank to meet the Service Level as defined in the relevant KPI is not (a) the result of force majeure,
                 (b) caused by the Trust or a direct result of a specific request by the Trust, (c) a direct result of a specific request by a duly authorized agent of the Trust, (d) caused by a third party other than an agent of Bank or (e) the result of agreement by the Parties;

           (ii)  of a material breach of a material provision of the Agreement;

           (iii) the Board of the Fund votes to liquidate the Fund and terminate its registration with the Securities and Exchange Commission other than in connection with a merger or acquisition of the Fund or the Fund's investment adviser; or

           (iv) Barclays Global Investors, N.A. terminates its Custodial, Fund Accounting and Services Agreement (as amended) with the Bank pursuant to the fiduciary capacity provision in
                 Section 13.1(b)(ii) of such agreement;

          provided that Trust shall not exercise its rights under subsections
          (c)(i) or (ii) above unless Trust has first provided written notice to Bank of its intent to terminate under such subsection, and Bank:
          (x) does not present a plan to remedy or cure the KPI or breach that is reasonably acceptable to the Trust, which plan will be provided as soon as practicable, and in any event not later than ten (10) days after such notice, and (y) has not made substantial progress toward curing or remedying that KPI or breach in material respects to the reasonable satisfaction of the Trust, within thirty (30) days of presenting such plan to the Trust.

     (d) Assessment of Fee Schedule. Ninety days prior to November 1, 2009, the parties shall assess the Fee Schedule relating hereto, the current state, and future strategic direction of, the Trust, the Bank and their respective industries. The parties will negotiate in good faith on amendments to the Fee Schedule arising from such assessment, and if the parties are unable to agree by November 1, 2009, the Trust may in its sole discretion terminate the Agreement.

     (e) Trust shall advise the Bank of any service level, practice, policy, circumstance or any breach by the Bank of which it becomes aware from time to time that, if unaddressed, would permit the termination of the Agreement under any of the bases set forth in this Section14.1.

     14.2 Transition Assistance.

     (a) In the event the Trust or any Fund terminates the Agreement in accordance with Section 14.1(b), 14.1(c)(i)-(iv) or 14.1(d), or upon the expiration and non-renewal of the Agreement:

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           (i)   the Bank will immediately upon receipt of notice of
                 termination or non-renewal, commence and prosecute diligently to completion the transfer of all cash and the delivery of all assets in the Trust's (or Fund's) accounts as to which the Agreement is terminated, duly endorsed, and all records maintained under the terms hereof and of the Service Level Agreements directly to such successor custodian appointed by the Trust ("Transfer");

           (ii) the Bank will provide such reasonably necessary transition assistance (the "Transition Assistance"). The Bank will fully cooperate with the Trust and will provide such reasonable assistance as directed by Trust to effectively transition the services provided by the Bank to the Trust under this Agreement to a successor entity (or entities) as designated by the Trust in its sole discretion, including but not limited to using its commercially reasonable efforts to provide for an orderly transition of the funds from Bank's custody to the successor's custody. During such transition period, the Trust will continue to pay the Bank the fees applicable to such services set forth in the then-current Fee Schedule, plus an amount calculated based on additional time and materials outside the usual services provided under this Agreement and required to effect the conversion of the services to a successor service provider. The Bank shall provide Transition Services for a period of up to twenty-four (24) months as requested by the Trust;

           (iii) Bank and Trust shall negotiate in good faith to agree on a plan for the orderly transition of the Trust to a successor service provider by no later than sixty (60) days after the date of termination or non-renewal;

           (iv) Trust shall, in the event Transition Assistance is required for more than twenty-four (24) months from the date of termination, pay the Bank an annual bonus on a monthly basis in an amount equal to 5% of the aggregate fees being charged as of the date of termination; and

           (v) The Trust and the Bank will take all reasonably necessary steps as mutually agreed by the Parties, to assure the retention of key employees of Bank involved in the provision of Transition Services.

     14.3 Release.

     Upon Transfer of a Fund or completion of the Transition Assistance, as the case may be, the Bank shall be released from any and all further obligations under this Agreement with respect to the Fund as to which this Agreement is terminated; provided that Bank shall continue to be responsible for services normally provided by custodians post-conversion in the normal course of business at the Bank's then current rates.

     14.4 Survival

     Notwithstanding anything to the contrary in this Agreement, each Party's obligations under Sections 13.2, 15 and 24 hereof shall continue and remain in full force and effect after the termination of this Agreement.

(c) The following new Sections 24, 25 and 26 shall be inserted at the end of the Agreement:

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"24.Service Levels

     (a) Service Credits. Only during the period in which the Bank is providing Transition Assistance:

           (i) In the event Bank fails to meet the criteria defined in the relevant Key Performance Indicator for two consecutive months, the Trust shall receive a "Service Credit". "Service Credit" shall mean: a five percent (5%) reduction of fees, only for the service to which the uncured KPI relates, for the month in which the uncured KPI failures occurred, and only for the Fund affected by the uncured KPI failures. For avoidance of doubt, this right shall only apply if the failure by the Bank to meet the Service Level as defined in the relevant KPI is not
                 (a) the result of force majeure, (b) caused by the Trust or a direct result of a specific request by the Trust, (c) a direct result of a specific request by an agent of the Trust,
                 (d) caused by a third party other than an agent of Bank or
                 (e) the result of agreement by the Parties.

           (ii) Service Credits shall be calculated on a monthly basis, and the Service Credits shall be payable as an offset against current or future fees owed by the Trust, and upon termination, expiration or non-renewal of the Agreement, all unused Service Credits shall be paid in cash to the Trust.

           (iii) The Bank shall not be deemed to have failed to meet a monthly KPI where such failure arises from a single underlying cause that is promptly remedied by the Bank, without the occurrence of which, the Bank would not have failed to meet that KPI in that month.

           (iv) Time periods referenced in this section 24 shall begin to run as of the date Bank knows, reasonably should have known, or is notified of the relevant failure.

           (v) The Bank shall earn back 100% of any Service Credit, provided that the Bank achieves the applicable KPI requirement the failure of which led to the Service Credit for two consecutive months beginning in the month following the month in which the Service Credit is earned. For example, if the Bank fails to meet a particular KPI for January and February of a year, the Bank shall earn back 100% of the associated Service Credit if the Bank meets that KPI in the months of March and April.

           (vi) Bank acknowledges that its failure to meet the minimum levels set forth in the Key Performance Indicators would have a material adverse effect on the Trust's business. Bank further acknowledges that the Service Credits represent a reduction in the fees payable by the Trust hereunder which, in turn, reflects Bank's provision of a lower level of services than that required by the Trust. Bank further acknowledges that the Service Credits are reasonably proportionate to the loss likely to be suffered by the Trust as a result of the failure by Bank to meet the applicable KPIs.

           (vii) The level of Service Credits payable in any calendar year will not exceed in aggregate 5% of the aggregate fees payable under the Agreement for that year.
           (viii)The Trust shall not be entitled to recover as part of any damages claim any sums credited or paid as Service Credits if the damages claim arose from a KPI failure,

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              provided the damages to which the Trust is otherwise entitled arose from the same services to which the KPI failure relates, for the same Fund, and for the same underlying event.

   (b) Customized Technology Deliverables. Bank will deliver into escrow for the benefit of the Trust copies of all final requirements documentation related to any builds, features or functionality customized for the Trust, that are incorporated into or used in connection with the provision of services under this Agreement (the "Requirements Documentation"), within thirty (30) days after such builds, features or functionality have been incorporated into or used in connection with the provision of services. Such Requirements Documentation shall be in the form customarily produced by the Bank in connection with such projects generally. The Trust shall have access to such Requirements Documentation only in the event of the termination of this Agreement other than by reason of breach by the Trust. Bank hereby grants to the Trust a worldwide, irrevocable, royalty-free, fully paid-up, non-transferable and non-exclusive license, solely for the purpose of the Trust's or the Trust's third party supplier assuming performance obligations for the Services previously performed by Bank hereunder.

25. Service Enhancements.

(a) Market Leader: Bank hereby commits that it will use commercially reasonable efforts to continue to develop and provide to the Trust service enhancements that will enable the Trust to maintain the Trust's market leader position in product innovation, information technology, and service delivery (collectively, "Market Efforts"). The Trust acknowledges that Bank has been successful in providing Market Efforts during the Initial Term. Bank agrees that its Market Efforts will be and will continue to be during the Renewal Term no less favorable than those being offered at that time by Bank to any other customer purchasing services of a type substantially similar to the services provided hereunder relating to funds in aggregate substantially similar in scope (even if smaller in asset size) to the Funds. Bank shall, upon written request, review and have an officer of its company certify its compliance with this section to the Trust. If Bank at any time offers other customers or brokers processes, discounts and/or other cost reduction methods or improved services more favorable than those provided to the Bank pursuant to this Agreement such that the foregoing terms of this subsection become untrue, Bank shall promptly offer these to the Trust prospectively from the date such more favorable terms were offered to other customers or brokers, unless Bank is prevented from doing so in a reasonable manner due to third party patent related restrictions. Bank acknowledges that the requirements of this paragraph 25 are a material provision of this Agreement.

(b) Transfer Agency/Call Center: The Bank will use commercially reasonable efforts (as appropriate for a similarly situated institutional transfer agent) to develop and maintain a customer call center with adequate resources and personnel to respond to and support the Trust, its Funds, and the Funds' shareholders, in accordance with the Trust's requirements as more fully set forth in the SLA, which may change from time to time as call volumes change.

26. Dispute Resolution.

(a) In the event of any dispute under the Agreement, each Party will appoint a designated representative whose task will be to resolve the dispute (the "Representatives"). The Representatives will have five (5) business days to meet and discuss in good faith a resolution to the dispute. During the course of such discussions, each Party will honor the other Party's reasonable requests for relevant information, including but not limited to providing copies of

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     relevant documents. The specified format for such discussions will be left to the discretion of the Representatives, but may include the preparation and delivery of statements of facts or written statements of positions.

(b)  If the Representatives are unable to resolve the dispute within such five
     (5) day period, the Representatives will refer the dispute to their respective CEO, President or COO (the "Managers"). Such Managers will have ten (10) business days to meet and discuss in good faith a resolution of the dispute. If the Managers are unable to resolve the dispute within such ten (10) day period, the Parties may elect to extend the time for such dispute resolution, or proceed in accordance with their respective rights under this Agreement or otherwise.

(c) If the Parties are unable to resolve the dispute as set forth herein, the Parties may, upon mutual agreement, seek to resolve the dispute through mediation."

    2. Miscellaneous.

     a) Except as amended hereby, the Agreement shall remain in full force and effect.

     b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the day and year first written above.

BARCLAYS GLOBAL INVESTOR FUNDS            INVESTORS BANK & TRUST COMPANY

By:    /s/ Michael Latham                 By:    /s/ Michael Rogers
       -------------------------------           -----------------------------
Name:  Michael Latham                     Name:  Michael Rogers
Title: Secretary/Treasurer                Title: President
       BGI Funds and MIP

By:    /s/ Raman Suri
       -------------------------
Name:  Raman Suri
Title: Assistant Treasurer

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Appendix B - Key Performance Indicators

      Service Category              Task                     Criteria
     -------------------  ------------------------ ----------------------------

 1   Fund Accounting      Unit Value Accuracy      Achieve an accuracy rate of
                                                   at least 99.8%.

 2   Fund Accounting      Unit Value Delivery      Achieve a timeliness rate of
                                                   SLA plus 1 hour at a rate of
                                                   at least 98% for CTFs and
                                                   SLA plus 2 hours at rate of
                                                   98% for iShares and MIPs.

 3   Fund Accounting      Cash Projection          Achieve an accuracy rate of
                          Accuracy                 at least 99.75% for CTFs
                                                   and 99.7% for iShares and
                                                   MIPs.

 4   Fund Accounting      Cash Projection          Achieve a timeliness rate of
                          Delivery                 SLA plus 1 hour at a rate of
                                                   at least 99%.

 5   TA                   Distributions Delivery   Distributions will be
                                                   processed into client's
                                                   accounts, by Payable Date +
                                                   2, with no more than 4
                                                   exceptions per month.

 6   IT Services          SWIFT 535 and 950        Achieve a timeliness rate of
                          messages and SEI         SLA plus 3 hours with no
                          Client Holdings and      more than 4 exceptions per
                          Transactions Report      month per message type.
                          Delivery

 7   Fund Accounting      Unit Settlement          Achieve a timeliness rate of
                          Delivery                 SLA plus 2 hours with no
                                                   more than 4 exceptions per
                                                   month..

 8   Fund Accounting      PRV Accuracy             Achieve an accuracy rate of
                                                   at least 99.7%.

 9   Corporate Actions    Corporate Actions        Achieve SLA requirements
                          Notification/Processing/ for these activities at an
                          Posting for Vaulted      accuracy rate of 99%.
                          Assets

 10  TA                   Trade Wires              Achieve a timeliness rate of
                                                   SLA+1 hour at a rate of at
                                                   least 99%.

 11  TA                   MIP Order Flow           Achieve a timeliness rate of
                                                   SLA plus 2 hours at a rate
                                                   of at least 99%.

 12  Directed Loan Ops    Securities Loan          Settlement percentage of
                          Movements                99%.